NUMBER	AccessIT	Shares
Preferred Stock	Access Integrated Technologies, Inc.	See Reverse Side for Certain Definitions

THE CORPORATION WILL FURNISH WITHOUT CHARGE TO ANY STOCKHOLDER WHO SO REQUESTS
A DESCRIPTION OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL AND OTHER
SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS AND
RESTRICTIONS OF SUCH PREFERENCES AND RIGHTS.

Access Integrated Technologies, Inc.
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

This Certifies that Is the owner of

FULLY PAID AND NON-ASSESSABLE SHARES SERIES A OF PREFERRED STOCK, PAR VALUE ONE THOUSANDTH OF ONE CENT ($0.001) PER SHARE, OF
Access Integrated Technologies, Inc. Transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed.

Witness, the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers

Dated

Gary S. Loffredo, Secretary	A. Dale Mayo, President and Chief Executive Officer

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES, OR (2) THERE IS AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION THEREFROM IS AVAILABLE.

THE SALE, PLEDGE, HYPOTHECATION OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SECURITIES PURCHASE AGREEMENT AMONG THE HOLDERS OF STOCK OR RIGHTS TO ACQUIRE STOCK OF THE CORPORATION. THE SECURITIES PURCHASE AGREEMENT IS ON FILE AT THE CORPORATION’S EXECUTIVE OFFICE AND A COPY MAY BE OBTAINED AT NO CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.